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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                               SCHLOTZSKY'S, INC.
                                (NAME OF ISSUER)

                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    806832101
                                 (CUSIP NUMBER)



                                DECEMBER 31, 1999
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [     ] Rule 13d-1(b)
         [  X  ] Rule 13d-1(c)
         [     ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 12 Pages

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CUSIP No. 806832101             Schedule 13G                 Page 2 of 12 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name:  John C. Wooley
         Social Security No.:  ###-##-####
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

    NUMBER OF              925,396

      SHARES

   BENEFICIALLY

     OWNED BY

       EACH

    REPORTING

   PERSON WITH
                   -------------------------------------------------------------
                   6    SHARED VOTING POWER

                           1,142
                   -------------------------------------------------------------
                   7    SOLE DISPOSITIVE POWER

                           925,396
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                           1,142
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          944,981
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101             Schedule 13G                 Page 3 of 12 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name:  Jeffrey J. Wooley
         Social Security No.:  ###-##-####
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

    NUMBER OF              252,927

      SHARES

   BENEFICIALLY

     OWNED BY

       EACH

    REPORTING

   PERSON WITH
                   -------------------------------------------------------------
                   6    SHARED VOTING POWER

                           1,142
                   -------------------------------------------------------------
                   7    SOLE DISPOSITIVE POWER

                           252,927
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                           1,142
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          254,069
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101             Schedule 13G                 Page 4 of 12 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name:  Wooley Trust
         IRS Identification No.:  N/A
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

    NUMBER OF              1,142

      SHARES

   BENEFICIALLY

     OWNED BY

       EACH

    REPORTING

   PERSON WITH
                   -------------------------------------------------------------
                   6    SHARED VOTING POWER

                           N/A
                   -------------------------------------------------------------
                   7    SOLE DISPOSITIVE POWER

                           1,142
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                           N/A
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,142
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101             Schedule 13G                 Page 5 of 12 Pages

         Item 1.

                  (a)      Name of Issuer:

                           Schlotzsky's, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           203 Colorado Street
                           Austin, Texas 78701

         Item 2.

                  (a)      Name of Person Filing:

                           John C. Wooley

                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           203 Colorado Street
                           Austin, Texas 78701

                  (c)      Citizenship:

                           U.S.

                  (d)      Title of Class of Securities:

                           Common Stock, No Par Value

                  (e)      CUSIP No.:

                           806832101

         Item 3.

                  Not Applicable.

         Item 4.  Ownership.

                  (a)      Amount Beneficially Owned: 944,981

                  (b)      Percent of Class: 12.3%

                  (c)      Number of Shares as to Which Such Person Has:

                                 (i) Sole power to vote or to direct the vote: 925,396

                                 (ii)       Shared power to vote or to direct
                                            the vote: 1,142

                                 (iii) Sole power to dispose or to direct the disposition of: 925,396

                                 (iv) Shared power to dispose or to direct the disposition of: 1,142

         Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable.

         Item 6.  Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable.

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

CUSIP No. 806832101             Schedule 13G                 Page 6 of 12 Pages

         Item 8.  Identification and Classification of Members of the Group.

                           A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

         Item 9.  Notice of Dissolution of Group.

                           Not Applicable

         Item 10. Certification.

                           Not Applicable.

CUSIP No. 806832101             Schedule 13G                 Page 7 of 12 Pages

         Item 1.

                  (a)      Name of Issuer:

                           Schlotzsky's, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           203 Colorado Street
                           Austin, Texas 78701

         Item 2.

                  (a)      Name of Person Filing:

                           Jeffrey J. Wooley

                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           203 Colorado Street
                           Austin, Texas 78701

                  (c)      Citizenship:

                           U.S.

                  (d)      Title of Class of Securities:

                           Common Stock, No Par Value

                  (e)      CUSIP No.:

                           806832101

         Item 3.

                  Not Applicable.

         Item 4.  Ownership.

                  (a)      Amount Beneficially Owned: 254,069

                  (b)      Percent of Class: 3.4%

                  (c)      Number of Shares as to Which Such Person Has:

                                 (i) Sole power to vote or to direct the vote: 252,927

                                 (ii)       Shared power to vote or to direct
                                            the vote: 1,142

                                 (iii) Sole power to dispose or to direct the disposition of: 252,927

                                 (iv) Shared power to dispose or to direct the disposition of: 1,142

         Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable.

         Item 6.  Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable.

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

CUSIP No. 806832101             Schedule 13G                 Page 8 of 12 Pages

         Item 8.  Identification and Classification of Members of the Group.

                           A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

         Item 9.  Notice of Dissolution of Group.

                           Not Applicable

         Item 10. Certification.

                           Not Applicable.

CUSIP No. 806832101             Schedule 13G                 Page 9 of 12 Pages

         Item 1.

                  (a)      Name of Issuer:

                           Schlotzsky's, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           203 Colorado Street
                           Austin, Texas 78701

         Item 2.

                  (a)      Name of Person Filing:

                           Wooley Trust

                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           203 Colorado Street
                           Austin, Texas 78701

                  (c)      Place of Organization:

                           Texas

                  (d)      Title of Class of Securities:

                           Common Stock, No Par Value

                  (e)      CUSIP No.:

                           806832101

         Item 3.

                  Not Applicable.

         Item 4.  Ownership.

                  (a)      Amount Beneficially Owned: 1,142

                  (b)      Percent of Class:  0.0%

                  (c)      Number of Shares as to Which Such Person Has:

                                 (i) Sole power to vote or to direct the vote: 1,142

                                (ii) Shared power to vote or to direct the vote: N/A

                               (iii) Sole power to dispose or to direct the disposition of: 1,142

                                (iv) Shared power to dispose or to direct the disposition of: N/A

         Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable.

         Item 6.  Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable.

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.

CUSIP No. 806832101             Schedule 13G                Page 10 of 12 Pages

         Item 8.  Identification and Classification of Members of the Group.

                           A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

         Item 9.  Notice of Dissolution of Group.

                           Not Applicable

         Item 10. Certification.

                           Not Applicable.

CUSIP No. 806832101             Schedule 13G                Page 11 of 12 Pages

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  2/9/00
         -----------------------------------
         Date:


                  /s/ John C. Wooley
         -----------------------------------------------------
         Signature:

         Name/Title:  John C. Wooley, Individual



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  2/9/00
         -----------------------------------
         Date:


                  /s/ Jeffrey J. Wooley
         -----------------------------------------------------
         Signature:

         Name/Title:  Jeffrey J. Wooley, Individual



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  2/9/00
         -----------------------------------
         Date:

         Wooley Trust

                  /s/ Jeffrey J. Wooley, Trustee
         -----------------------------------------------------
         Signature:

         Name/Title:  Jeffrey J. Wooley, Trustee

CUSIP No. 806832101             Schedule 13G                Page 12 of 12 Pages

                             EXHIBIT TO SCHEDULE 13G

The members of the group are: (1) John C. Wooley; (2) Jeffrey J. Wooley; and (3) The Wooley Trust. Each reporting person disclaims membership in a group.